Airvana Reports Third-Quarter 2007 Financial Results
Third-Quarter Financial Results and Financial Outlook for Fourth-Quarter and Full-Year Fiscal 2007
to be Discussed on Conference Call Today at 8:30 a.m. ET
CHELMSFORD, Mass., October 30, 2007 — Airvana, Inc. (NASDAQ: AIRV), a leading provider of mobile broadband network infrastructure products, today reported financial results for the third quarter ended September 30, 2007.
GAAP Financial Highlights
•	Revenue: Total revenue for the third quarter of 2007 was $3.6 million and compares with total revenue of $1.5 million in the third quarter of 2006. Total revenue for the first nine months of 2007 was $160.2 million and compares with total revenue of $169.0 million for the first nine months of 2006. The commercial release of EV-DO Rev A software triggered the significant revenue recognition in the second quarter of 2007, while a release of EV-DO Rev 0 software triggered the significant revenue recognition in the second quarter of 2006.
•	Net Income/Loss: Net loss for the third quarter of 2007 was $18.2 million and compares with net loss of $14.8 million for the third quarter of 2006. Net income for the first nine months of 2007 was $49.1 million and compares with net income of $93.2 million for the first nine months of 2006. Operating expenses for the first nine months of 2007 have increased by $23.9 million over the same period a year ago, reflecting the Company’s investments in new product R&D and funding for international expansion programs. In addition, the first nine months of 2007 includes a tax expense of $7.9 million, while the comparable period in 2006 included a $10.7 million tax benefit.
•	Net Cash Provided by Operating Activities: Net cash provided by operating activities for the third quarter of 2007 was $17.5 million and compares with $1.6 million in the third quarter of 2006. Net cash provided by operating activities for the first nine months of 2007 was $81.4 million and compares with $4.0 million for the first nine months of 2006. The Company’s core EV-DO network infrastructure business continues to generate strong cash flow.
Non-GAAP Product and Service Billings
•	Product and Service Billings (“Billings”): On a non-GAAP basis, the Company’s Billings for the third quarter of 2007 increased to $30.8 million from $29.8 million for the third quarter of 2006. For the first nine months of 2007, Billings increased to $108.8 million from $67.7 million for the first nine months of 2006. The increase in year-to-date Billings reflects the increased deployment of EV-DO Rev A software and upgrades by major wireless operators in 2007. This software is being deployed by wireless operators worldwide to provide their subscribers with enhanced mobile broadband services.
•	Gross Profit on Billings: On a non-GAAP basis, the Company’s Gross Profit on Billings for the third quarter of 2007 increased to $28.5 million from $27.8 for the third quarter of

2006. For the first nine months of 2007, Gross Profit on Billings increased by $45.4 million to $102.6 million from $57.2 million for the first nine months of 2006.
•	Operating Profit on Billings: On a non-GAAP basis, Operating Profit on Billings for the third quarter of 2007 was $3.3 million, as compared with $11.5 million for the third quarter of 2006. This decrease in third-quarter profit levels is primarily attributable to the Company’s increased investment in new product development and funding for international expansion programs. These programs are designed to increase the addressable market for the Company’s products. For the first nine months of 2007, Operating Profit on Billings increased to $31.5 million from $10.0 million for the first nine months on 2006, and reflects the increased level of Billings from 2006.
A description of Airvana’s revenue-recognition policy, which results in significant variability in reported revenue from quarter to quarter, and its non-GAAP financial measures is included at the end of this press release.
Comments on the Third Quarter
“Airvana made excellent operational and strategic progress in the third quarter,” said Randy Battat, president and chief executive officer. “CDMA operators around the world are expanding and upgrading their mobile broadband networks, driving solid demand for our EV-DO products. Billings of $30.8 million exceeded our financial outlook, and we generated $17.5 million in cash flow from operations.”
“We continued to capitalize on opportunities in both our core EV-DO and emerging fixed-mobile convergence (FMC) businesses this quarter,” said Battat. “Development of our next major EV-DO software upgrade for Nortel remains on schedule. We expect this specified upgrade to be delivered before the end of 2007 and to result in the recognition of more than $140 million in revenue for the fourth quarter.”
“We extended our infrastructure contract with Nortel to develop and deliver enhanced EV-DO products and software upgrades in 2008 and beyond,” Battat said. “In our FMC business, Airvana’s recent acquisition of 3Way Networks enabled us to forge a key partnership with Nokia Siemens Networks. This partnership will enable Airvana’s UMTS femtocell products to work with Nokia’s core network infrastructure, providing an end-to-end solution for mobile operators worldwide.”
Recent Business Highlights
•	Nokia Siemens Networks UMTS Femto Partnership: Airvana’s UMTS home base station femtocell is being certified to interoperate with Nokia Siemens Networks Femto Gateway. The two companies will provide a joint solution to mobile operators, cooperating in marketing, sales and support. Initial product trials are expected before the end of 2007 with deployments starting in the third quarter of 2008.
•	CDMA Infrastructure Contract Extension with Nortel: As part of the agreement, Airvana’s innovative EV-DO mobile broadband products will be included in upgrades to existing CDMA network deployments and in new deployments for capacity expansion.

These products will provide operators with enhanced performance and reliability as well as the ability to offer subscribers the next generation of wireless multimedia services including push-to-talk, VoIP, music downloads and streaming video.
•	Lead Director Appointment: Anthony Thornley, Airvana board member and former president and chief operating officer of Qualcomm Incorporated, was appointed to be Airvana’s lead director.
Business and Financial Outlook
“Airvana is focused on two key mobile broadband opportunities,” said Battat. “The first is continued deployment and capacity growth of EV-DO networks. In the fourth quarter we expect to see continued coverage roll-outs of EV-DO Rev A and deployment of our next major software release. Our second area of focus is the development of the fixed-mobile convergence market, especially femtocell products. We will be starting lab trials with operators this quarter, and we expect to have commercially available products in the second half of 2008.”
Airvana is issuing its GAAP and non-GAAP financial outlook for the fourth-quarter and updating its financial outlook for full-year fiscal 2007. This financial outlook is only current as of today, October 30, 2007, and the Company undertakes no obligation to update its estimates.
Fourth-Quarter 2007 Outlook
•	Total revenue in the range of $140 million to $143 million
•	Billings (non-GAAP) to increase 5-10% sequentially from the third quarter of 2007 to a range of $32 million to $34 million
Full-Year Fiscal 2007 Outlook
•	Total revenue in the range of $300 million to $303 million
•	Billings (non-GAAP) in the range of $141 million to $143 million
Conference Call Details
In conjunction with this announcement, Airvana will host a conference call today at 8:30 a.m. (ET) to discuss the Company’s financial results, highlights of the quarter, business strategy and financial outlook. The conference call will be webcast live on the Internet, and can be accessed on the Investor Relations section of the Company’s website (www.airvana.com). The conference call can also be accessed by dialing (719) 325-2258 or (888) 510-1768. A replay of the webcast will be available on the Investor Relations section of the Company’s website for approximately four weeks.
Revenue Recognition Policy
Airvana recognizes revenue in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) No. 97-2, Software Revenue Recognition. The Company collaborates with its OEM customers to develop specific features for products that they sell to their wireless operator customers. The Company and its OEM customers typically agree on software specifications and plans for specified upgrades several years in advance of delivery, and these upgrades are unique to each OEM customer.
The Company’s typical sales arrangements involve multiple elements, including: perpetual licenses for software products and specified software upgrades; the sale of hardware, maintenance and support services; and the sale of professional services, including training. In order to recognize revenue from current product shipments, Airvana must establish vendor specific objective evidence, or VSOE, of fair value for all undelivered elements, including specified upgrades. The best objective evidence of fair value would be to sell these specified software upgrades separately to multiple customers at the same price. However, the specific features and functionality delivered in the Company’s software upgrades are uniquely designed for each OEM, and therefore the Company is unable to establish VSOE of fair value for such upgrade.
Therefore, Airvana recognizes revenue from the sale of products and services under these OEM arrangements only after the Company delivers the upgrades that were committed at the time of sale. Airvana records as deferred revenue the product and service billings at the time of shipment. This revenue is recognized later upon delivery of these specified upgrades. As a result, the Company believes that its revenue, taken in isolation, provides limited insight into the performance of its business. Therefore, the Company also presents certain non-GAAP financial measures including: product and service billings, which reflects sales activity in a period; and costs related to product and service billings, which reflects the cost associated with product and service billings.
Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements presented on a US GAAP basis, Airvana uses non-GAAP billings measures of operating results, gross profit on billings and operating income on billings, which are adjusted to include changes in deferred revenue and deferred costs in a period. These adjustments to our GAAP results are made with the intent of providing both management and investors with a more complete understanding of Airvana’s underlying operating performance and trends. We believe that these non-GAAP financial measures enhance the overall understanding of our past financial performance and also our prospects for the future. These non-GAAP Billings results provide an indication of our sales activity in the period and are considered by management for the purpose of making operational decisions. In addition, these non-GAAP metrics are the primary indicators that management uses as a basis for our planning and forecasting of future periods.
Management uses the following non-GAAP measures (detailed in Exhibits 1 and 2) as a supplement to GAAP revenue and cash flow from operations in evaluating the Company’s performance:
•	Product and Service Billings (“Billings”) reflects the amount invoiced for products and services in a period and equals GAAP revenue plus the change in deferred revenue in the period.
•	Costs Related to Billings reflects the cost directly attributable to Billings in a period and equals GAAP cost of revenue plus the change in deferred product cost in the period.
•	Gross Profit on Billings reflects Billings less costs related to Billings in the period.

•	Operating Profit on Billings reflects Gross Profit on Billings less GAAP operating expenses in the period.
Management believes investors may find these measures useful for understanding the Company’s operations, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP. Exhibits 1 and 2 reconcile all non-GAAP metrics to the corresponding income statement items as determined in accordance with GAAP for all periods presented and for the prior seven quarters ending with the third quarter of 2007.
About Airvana, Inc.
Airvana is a leading provider of network infrastructure products used by wireless operators to provide mobile broadband services. Airvana’s software and hardware products enable wireless networks to deliver broadband-quality multimedia services to mobile phones, laptop computers and other mobile devices. These services include Internet access, e-mail, music downloads, video, IP-TV, gaming, push-to-talk and voice-over-IP. Airvana’s solutions enable new services and deliver carrier-grade mobility, scalability and reliability with relatively low operating and capital costs.
Worldwide, Airvana’s mobile broadband systems are deployed on six continents in 16 major networks by industry-leading service providers who demand high standards of carrier-class performance. Airvana has OEM agreements with Alcatel-Lucent, Nortel Networks and Qualcomm Incorporated.
Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Airvana, including without limitation statements about expectations related to the Company’s future performance and the timing for product releases constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements typically contain the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including without limitation the highly competitive and rapidly evolving market in which Airvana competes, Airvana’s limited operating history, the fluctuation of its past operating results and its reliance on sales through Nortel Networks for a significant portion of its revenues and product and service billings and other factors discussed in Airvana’s prospectus filed with the Securities and Exchange Commission on July 20, 2007 pursuant to Rule 424 and its periodic reports filed with the SEC, as applicable. In addition, the forward-looking statements included in this press release represent Airvana’s views as of the date of this press release. Airvana anticipates that subsequent events and developments will cause its views to change. However, while Airvana may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Airvana’s views as of any date subsequent to the date of this press release.

Investor contact:
David Reichman Sharon Merrill Associates 617-542-5300	AIRV@InvestorRelations.com

Airvana, Inc.
Consolidated Statements of Operations
Comparative Financial Results
(unaudited; amounts in thousands except per share data)

	Three Months Ended		Nine Months Ended
	October 1,	September 30,	October 1,	September 30,
	2006	2007	2006	2007
Revenue:
Product	$—	$—	$145,835	$141,641
Service	1,513	3,645	23,139	18,529

Total revenue	1,513	3,645	168,974	160,170

Cost of revenue:
Product	37	13	39,233	33,944
Service	1,523	1,676	4,332	5,198

Total cost of revenue	1,560	1,689	43,565	39,142

Gross profit	(47)	1,956	125,409	121,028
% Gross margin	(3%)	54%	74%	76%
Operating expenses:
Research and development	13,323	20,395	39,184	54,976
Selling and marketing	1,842	3,029	4,788	8,791
General and administrative	1,151	1,743	3,247	4,980
In-process research and development	—	—	—	2,340

Total operating expenses	16,316	25,167	47,219	71,087

Operating (loss) income	(16,363)	(23,211)	78,190	49,941
Interest income, net	1,573	2,514	4,638	7,101
(Loss) income before income tax expense (benefit) and cumulative effect of change in accounting principle	(14,790)	(20,697)	82,828	57,042

(Loss) income tax (benefit) expense	—	(2,478)	(10,742)	7,944

Income before cumulative effect of change in accounting principle	(14,790)	(18,219)	93,570	49,098
Cumulative effect of change in accounting principle	—	—	(330)	—

Net (loss) income	$(14,790)	$(18,219)	$93,240	$49,098

Net (loss) income per common share applicable to common stockholders:
Basic	$(1.22)	$(0.35)	$1.61	$0.80
Diluted	$(1.22)	$(0.35)	$1.44	$0.70

Weighted average common shares outstanding:	13,574	53,814	13,504	27,098
Basic	13,574	53,814	18,736	34,238
Diluted

Airvana, Inc.
Consolidated Balance Sheets
(unaudited; amounts in thousands except per share data)

	At	At
	December 31,	September 30,
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$86,815	$35,019
Investments	73,308	174,992
Accounts receivable	46,072	8,221
Deferred product cost, current	34,214	1,323
Prepaid taxes	14,627	8,962
Prepaid expenses and other current assets	2,327	2,860

Total current assets	257,363	231,377

Property and equipment	14,925	17,725
Less: accumulated depreciation and amortization	9,122	10,622

	5,803	7,103

Restricted investments	193	193
Goodwill and intangible assets, net	—	12,432
Other assets	848	405

Total assets	$264,207	$251,510

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$2,988	$3,596
Accrued expenses and other current liabilities	7,841	9,968
Accrued income taxes	—	3,807
Deferred revenue, current	243,281	192,177

Total current liabilities	254,110	209,548

Deferred revenue, long-term	137	82
Other liabilities	2,218	1,898
Warrants to purchase preferred stock	490	—

Total long-term liabilities	2,845	1,980

Redeemable convertible preferred stock (at liquidation value):	130,042	—
Stockholders’ deficit:
Common stock	14	64

Additional paid-in capital	3,251	189,098
Accumulated deficit	(126,055)	(149,180)

Total stockholders’ deficit	(122,790)	39,982

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$264,207	$251,510

Airvana, Inc.
Consolidated Statements of Cash Flows
(unaudited; amounts in thousands except per share data)

	Three Months Ended		Nine Months Ended
	October 1,	September 30,	October 1,	September 30,
	2006	2007	2006	2007
Operating activities
Net (loss) income	$(14,790)	$(18,219)	$93,240	$49,098
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	555	754	1,651	2,258
Amortization of intangible assets	—	268	—	446
In-process research and development	—	—	—	2,340
Stock-based compensation	194	819	393	2,072
Deferred tax benefit	—	(960)	—	(955)
Cumulative effect of change in accounting principle	—	—	330	—
Amortization of investments	(338)	(1,436)	100	(4,023)
Amortization of leasehold incentive	(130)	(131)	(411)	(391)
Non-cash interest income	104	—	19	(103)
Changes in operating assets and liabilities:
Accounts receivable	(13,371)	8,547	(5,781)	37,851
Deferred cost	(371)	(622)	33,073	32,891
Prepaid taxes	(36)	3,214	(11,475)	5,665
Prepaid expenses and other current assets	161	(609)	466	(338)
Accounts payable	62	987	(3,155)	302
Accrued expenses and other current liabilities	1,300	2,340	(3,195)	1,784
Accrued income taxes	—	(4,630)	—	3,807
Deferred revenue	28,260	27,171	(101,262)	(51,329)

Net cash provided by operating activities	1,600	17,493	3,993	81,375

Investing activities
Purchases of property and equipment	(475)	(812)	(1,914)	(3,071)
Restricted investments	—	—	100	—
Purchase of 3Way Networks, net of cash acquired	—	—	—	(10,907)
Purchases of investments	(72,987)	(134,385)	(123,208)	(298,195)
Maturities of investments	55,620	76,940	122,550	200,534
Other assets	(4)	(30)	(2)	(117)

Net cash used in investing activities	(17,846)	(58,287)	(2,474)	(111,756)

Financing activities
Payments on long-term debt	—	(514)	—	(567)
Proceeds from initial public offering, net of issuance costs	—	53,089	—	51,380
Proceeds from leasehold incentive	—	—	789	—
Proceeds from sale of Series D redeemable convertible	—	—	1,000	—
preferred stock
Payments of cash dividend	—	—	—	(72,707)
Purchase of treasury stock	—	—	—	(96)
Proceeds from exercise of stock options	50	56	218	558

Net cash provided by (used in) financing activities	50	52,631	2,007	(21,432)

Effect of exchange rate changes on cash and cash equivalents	—	(35)	16	17

Net (decrease) increase in cash and cash equivalents	(16,196)	11,802	3,542	(51,796)
Cash and cash equivalents at beginning of period	39,611	23,217	19,873	86,815

Cash and cash equivalents at end of period	$23,415	$35,019	$23,415	$35,019

Exhibit 1
Airvana, Inc.
Select Quarterly Financial Data — GAAP & non-GAAP Metrics
(unaudited; amounts in thousands)

	Three Months Ended
	April 2,	July 2,	October 1,	December 31,	April 1,	July 1,	September 30,
	2006	2006	2006	2006	2007	2007	2007
GAAP Financial Metrics
Total revenue	$162	$167,299	$1,513	$1,296	$269	$156,256	$3,645
Cost of revenue	1,575	40,430	1,560	1,730	1,683	35,770	1,689

Gross (loss) profit	(1,413)	126,869	(47)	(434)	(1,414)	120,486	1,956
Operating expenses	14,591	16,312	16,316	20,651	20,079	25,841	25,167

Operating (loss) profit	(16,004)	110,557	(16,363)	(21,085)	(21,493)	94,645	(23,211)

Net cash (used in) provided by operating activities	(5,597)	7,990	1,600	21,145	61,212	2,670	17,493
Cash, cash equivalents and investments	130,310	138,061	139,570	160,123	220,270	139,328	210,011
Accounts receivable	6,732	—	13,371	46,072	3,262	16,768	8,221
Days sales outstanding (a)	32	—	40	57	7	41	24
Deferred revenue — end of period	291,785	143,602	171,862	243,418	284,624	165,088	192,259
Deferred product cost — end of period	71,252	33,522	33,893	34,214	34,373	701	1,323

Reconciliation of GAAP and non-GAAP Metrics
Revenue (GAAP)	$162	$167,299	$1,513	$1,296	$269	$156,256	$3,645
Less: deferred revenue from acquisition	—	—	—	—	—	(171)	—
Deferred revenue at end of period	291,785	143,602	171,862	243,418	284,624	165,088	192,259
Less: deferred revenue at beginning of period	(273,124)	(291,785)	(143,602)	(171,862)	(243,418)	(284,624)	(165,088)

Product and service billings, “Billings” (non-GAAP)	18,823	19,116	29,773	72,852	41,475	36,549	30,816

Cost of revenue (GAAP)	1,575	40,430	1,560	1,730	1,683	35,770	1,689
Deferred product cost at end of period	71,252	33,522	33,893	34,214	34,373	701	1,323
Less: deferred product cost at beginning of period	(66,966)	(71,252)	(33,522)	(33,893)	(34,214)	(34,373)	(701)

Cost related to Billings (non-GAAP)	5,861	2,700	1,931	2,051	1,842	2,098	2,311

Gross profit on Billings (b)	12,962	16,416	27,842	70,801	39,633	34,451	28,505
Gross margin on Billings — non-GAAP (c)	69%	86%	94%	97%	96%	94%	93%
Total operating expenses (GAAP)	14,591	16,312	16,316	20,651	20,079	25,841	25,167

Operating (loss) profit on Billings — non-GAAP (d)	(1,629)	104	11,526	50,150	19,554	8,610	3,338

% operating (loss) profit on Billings	(9%)	1%	39%	69%	47%	24%	11%

Stock-based compensation included in operating expense	$134	$65	$194	$407	$514	$739	$819
Acquisition costs included in operating expense	—	—	—	—	—	$2,340	—

(a)	Days sales outstanding (DSO) equals the accounts receivable divided by Billings (non-GAAP) multiplied by 90 (days in the period).

(b)	Gross profit on Billings equals the excess of Billings over cost related to Billings.

(c)	Gross margin on Billings equals the excess of Billings over cost related to Billings divided by Billings.

(d)	Operating (loss) profit on Billings equals Billings less cost related to Billings, less total operating expenses.

Exhibit 2
Airvana, Inc.
GAAP to Non-GAAP Product and Service Billings Reconciliation
(unaudited; amounts in thousands)

	Three Months Ended			Three Months Ended
	October 1, 2006			September 30, 2007
		Deferral	Non-GAAP		Deferral	Non-GAAP
	GAAP	Adjustments	Billings	GAAP	Adjustments	Billings
Revenue/Billings	$1,513	$28,260	$29,773	$3,645	$27,171	$30,816
Cost of revenue/Billings	1,560	371	1,931	1,689	622	2,311

Gross (loss) profit	(47)	27,889	27,842	1,956	26,549	28,505
% gross margin on revenue/Billings	-3%		94%	54%		93%
Operating expenses	16,316	—	16,316	25,167	—	25,167

Operating (loss) profit on revenue/Billings	$(16,363)	$27,889	$11,526	$(23,211)	$26,549	$3,338

% operating profit on revenue/Billings			39%			11%

	Nine Months Ended			Nine Months Ended
	October 1, 2006			September 30, 2007
		Deferral	Non-GAAP		Deferral	Non-GAAP
	GAAP	Adjustments	Billings	GAAP	Adjustments	Billings
Revenue/Billings	$168,974	$(101,262)	$67,712	$160,170	$(51,330)	$108,840
Cost of revenue/Billings	43,565	(33,073)	10,492	39,142	(32,891)	6,251

Gross profit	125,409	(68,189)	57,220	121,028	(18,439)	102,589
% gross margin on revenue/Billings	74%		85%	76%		94%
Operating expenses	47,219	—	47,219	71,087	—	71,087

Operating profit (loss) on revenue/Billings	$78,190	$(68,189)	$10,001	$49,941	$(18,439)	$31,502

% operating profit on revenue/Billings	46%		15%	31%		29%